Exhibit 99.2

Pradera Fuego Acquisition Properties
Statement of Revenues and Direct Operating Expenses
For the six months ended June 30, 2025

6 Months ended
June 30, 2025
Revenues	$553,634

Property Operating Expenses	86,448
Severance Taxes	33,877
Total Direct Operating Expenses	120,325
Excess of revenues over direct operating expenses	$433,309

See accompanying notes to the Statement of Revenues and Direct Operating Expenses

1. Properties and Basis of Presentation

The Pradera Fuego Acquisition Properties (the “Pradrera Fuego Acquisition Properties”) consist of non-operated working and net revenue interests in seven gross (.19) producing horizontal oil and natural gas wells and approximately 382.9 net acres of associated leasehold acreage within the Pradera Fuego project. The aggregate purchase price attributable to Royale Energy, Inc. and its consolidated subsidiary (the “Company” or “Royale”) was $1.5 million, paid in cash at closing on September 3, 2025.

Prior to the Pradera Fuego Acquisition, Royale held working and revenue interests in certain wells within the Pradera Fuego project. The acquisition increased the Company's aggregate working and revenue interests in the project and the Company's proportionate share of production, revenues, and operating costs attributable to the Pradera Fuego project.

The Pradera Fuego Acquisition was financed through a combination of cash on hand and debt. In connection with the closing, the Company increased its existing borrowings by an additional $500,000, with the remainder of the purchase price funded from available cash.

The accompanying Statement of Revenues and Direct Operating Expenses (the “Statement”) presents the historical operating results of the acquired net working and net revenue interests only, for the periods indicated. The Statements differ from a complete income statement prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude certain costs and expenses associated with ownership and operation of the Pradera Fuego Acquisition Properties, including but not limited to:

●	depreciation, depletion and amortization,

●	accretion of asset retirement obligations,

●	general and administrative expenses,

●	interest expense, and

●	income taxes.

These costs were not separately allocated to the Pradera Fuego Acquisition Properties within the accounting records of the properties. No balance sheet has been presented for the Pradera Fuego Acquisition Properties because the acquired interests were not operated as a separate subsidiary, division, or stand-alone business by the seller, and complete historical financial statements are not available. Similarly, statements of cash flows have not been presented. Accordingly, the accompanying statements of revenues and direct operating expenses are presented in lieu of full financial statements required by the SEC under Regulation S-X.

The Statement was prepared on the accrual basis of accounting and were derived from historical accounting records of the Seller. These historical results are not representative of future operating results.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the Statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses for the periods presented. Significant estimates include oil and gas revenue accruals, production volumes, and reserve quantities attributable to the acquired interests. Actual results could differ materially from those estimates.

Revenue Recognition

Revenues are derived from the sale of crude oil and natural gas produced from the Pradera Fuego Acquisition Properties. The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, at the point in time when control of the hydrocarbons is transferred to the purchaser at the designated delivery point, net of applicable gathering, transportation, and processing charges. Revenues presented reflect only the Company’s proportionate share of production attributable to the acquired net working and net revenue interests.

Direct Operating Expenses

Direct operating expenses are recognized as incurred and consist solely of the direct costs of operating the Pradera Fuego Acquisition Properties. These expenses include:

1.	Labor costs incurred to operate and maintain wells and related equipment and facilities;

2.	Repairs and maintenance;

3.	Materials, supplies, fuel, and utilities consumed in operations;

4.	Gathering, compression, and processing costs; and

5.	Production and severance taxes.

Direct operating expenses exclude depreciation, depletion and amortization, accretion expense, overhead allocations, interest expense, and income taxes.

3. SUBSEQUENT EVENTS

The Company evaluated subsequent events through July 10, 2026, the date the accompanying statements of revenues and direct operating expenses were available to be issued and determined that no subsequent events occurred that would require adjustment to or disclosure in these statements, except for those disclosed in Note 1.

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